NOTICE OF FULL REDEMPTION

BY

The Shaw Group Inc.

OF $ 15,173,000

10.75% Senior Notes due 2010

CUSIP No. 820280AF2

Redemption Date: May 31, 2007

NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Indenture dated as of INDENTURE DATE (the “Indenture”), between The Shaw Group Inc. (the “Company”) and The Bank of New York Trust Company NA (formerly The Bank of New York), as trustee (the “Trustee”), under which the 10.75% Senior Notes due 2010 (the “Notes”) of the Company were issued, and pursuant to the provisions of the Notes, the Company hereby calls for redemption on May 31, 2007 (the “Redemption Date”) all of the outstanding Notes at a redemption price equal to 105.375% of the principal amount of each such Note (the “Redemption Price”). In accordance with the provisions of Section 3 of the Indenture, prior to the Redemption Date, the Company intends to deposit in trust with The Bank of New York Trust Company NA as Paying Agent (the “Paying Agent”), moneys sufficient in amount to pay the aggregate Redemption Price (together with accrued interest, if any, to but not including the Redemption Date) for all Notes surrendered for redemption.

On the Redemption Date, the Redemption Price (together with accrued interest, if any, to but not including the Redemption Date) will become due and payable upon the Notes. Interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of the Notes after the Redemption Date shall be the right to receive payment of such Redemption Price (together with accrued interest, if any, to but not including the Redemption Date) upon presentation and surrender of certificates representing the Notes to the Paying Agent.

No representation is made as to the correctness or accuracy of the CUSIP numbers listed above.

Payment of the Redemption Price (together with accrued interest, if any, to but not including the Redemption Date) on the Notes will be made on or after the Redemption Date, upon presentation and surrender of the Note certificates to the Paying Agent at the addresses listed below.

By Overnight Courier and By Hand:

The Bank of New York Corporate Trust Operations 111 Sanders Creek Parkway East Syracuse, NY 13057

INQUIRIES MAY BE ADDRESSED TO THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY (Phone # (225) 932-2500).

DATE: April 30, 2007 The Shaw Group Inc.